Exhibit 10.33

***	Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

DEMAND RESPONSE CAPACITY

DELIVERY AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

COMVERGE, INC.

DATED

JANUARY 31, 2007

PROPRIETARY AND CONFIDENTIAL

Execution Copy

DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT

i

PROPRIETARY AND CONFIDENTIAL

10.1	Software System	9

ARTICLE 11 – BILLING AND PAYMENT		9

11.1	Invoicing, Payment and True-Up	9
11.2	Comverge Responsibility	9-10
11.3	PNM Responsibility	10
11.4	Late Payments	10
11.5	Billing Disputes	10

ARTICLE 12 – DEFAULT; TERMINATION		10

12.1	Events of Default of Comverge	10
12.2	Events of Default of PNM	11-12
12.3	Termination	12
12.4	Special Bankruptcy Provision	12

ARTICLE 13 – CONTRACT ADMINISTRATION AND NOTICES		13

13.1	Notices in Writing	13
13.2	Changes	13
13.3	Authority of Representatives	13
13.4	Operating Records	13
13.5	Billing and Payment Records	13
13.6	Program Management Procedures	13
13.7	Dispute Resolution	13 -15

ARTICLE 14 – FORCE MAJEURE		15

14.1	Definition of Force Majeure	15
14.2	Exceptions to Force Majeure	15
14.3	Applicability of Force Majeure	15-16
14.4	Limitations on Effect of Force Majeure	16
14.5	Effect of Force Majeure on Capacity Payments	16

ARTICLE 15 – REPRESENTATIONS AND WARRANTIES		16

15.1	Comverge’s Representations and Warranties	16 - 17
15.2	PNM’s Representations and Warranties	18-19

ARTICLE 16 - INSURANCE		19

16.1	Comverge’s Insurance Requirements	19
16.2	Changes to Insurance Minimum Limits	19
16.3	Notice to PNM	19
16.4	Certificates of Insurance Required	19
16.5	Application of Proceeds	19

ARTICLE 17 – INDEMNITY		19

17.1	General	19
17.2	Environmental	20
17.3	Intellectual Property	20
17.4	Procedures	20-21

ARTICLE 18 – LIMITATION OF LIABILITY		21

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18.1	Limitation of Liability	21-22

ARTICLE 19 – COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS		22

19.1	Compliances with the Law	22
19.2	Regulatory Compliance	22
19.3	Regulatory Disallowance	22

ARTICLE 20 – ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS		23

20.1	No Assignment Without Consent	23

ARTICLE 21 – JOINT INTEREST		23

21.1	Cooperation by Parties	23

ARTICLE 22 – SECURITY REQUIREMENT; LIQUIDATED DAMAGES		23

22.1	Security / Liquidated Damages	23
22.2	Sole Remedy	24

ARTICLE 23 – MISCELLANEOUS		24

23.1	Waiver	24
23.2	Taxes / Permits	24
23.3	Disclaimer of Third Party Beneficiary Rights	24
23.4	Relationship of the Parties	24-25
23.5	Other Programs	25
23.6	Confidentiality	25
23.7	Survival of Obligations	25
23.8	Severability	25
23.9	Complete Agreement; Amendments	25
23.10	Binding Effect	25
23.11	Headings	25
23.12	Counterparts	25
23.13	Governing Law	26
23.14	Financial Information	26

APPENDIX A –	CONTRACT CAPACITY	A-1
APPENDIX B –	PRICING/PAYMENT CALCULATIONS/ SECURITY/LIQUIDATED DAMAGES/ TERMINATION PAYMENTS	B-1 – B6
APPENDIX C –	MARKETING, RECRUITMENT AND RETENTION	C-1 – C5
APPENDIX D –	EQUIPMENT INSTALLATION AND MAINTENANCE SCOPE OF WORK	D-1 – D4
APPENDIX E –	MEASUREMENT AND VERIFICATION PROGRAM	E-1 – E9
APPENDIX F –	NOTICES	F-1
APPENDIX G –	INSURANCE	G-1 – G2
APPENDIX H –	SOFTWARE	H-1 – H7

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PROPRIETARY AND CONFIDENTIAL

DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT

This DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT (“Agreement”), dated as of January 31, 2007, is entered into by and between Public Service Company of New Mexico, a New Mexico corporation, with principal offices at Alvarado Square, Albuquerque, NM 87158 (“PNM”) and Comverge, Inc., a Delaware corporation, located at 120 Eagle Rock Avenue, Suite 190, East Hanover, NJ 07936 (“Comverge”). PNM and Comverge are sometimes hereinafter referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Comverge desires to design, develop, build, own and operate a Direct Load Control System in PNM’s service territory, and to aggregate the individual customer load which is controlled by this DLCS to form a demand response capacity targeted at a Minimum Capacity of 38 MW and a Maximum Capacity of 62 MW deliverable to PNM, all as defined herein, and

WHEREAS, PNM and Comverge desire to enter into an agreement under the terms of which PNM will purchase from Comverge up to the Maximum Capacity arising from Demand Reduction delivered pursuant to the operation of the DLCS Program, and

WHEREAS, the Efficient Use of Energy Act encourages investment in energy efficiency by public utilities subject to approval and oversight by the New Mexico Public Regulation Commission (“NMPRC”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.1 Defined Terms. Unless otherwise defined herein or in any Exhibit, Schedule or Appendix hereto, the following terms, when used in this Agreement (including the Recitals and any Exhibit, Schedule or Appendix hereto) shall have the meanings set forth below. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not specifically defined in this Article shall have meanings as commonly used in the English language and, where applicable, in Good Industry Practice.

“Affiliate” means an entity that controls, is controlled by, or is under common control with another entity, including an “affiliated interest” as defined in the New Mexico Public Utility Act.

“Agreement” means this Demand Response Capacity Delivery Agreement and the Exhibits, Schedules and Appendices hereto, and the October 31, 2006 Non-Disclosure Agreement, all of which are hereby incorporated herein by reference.

“Business Day” means Monday through Friday of each week, except for Holidays.

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“Capacity Payments” means the monthly payments to be paid by PNM to Comverge as defined in Appendix B.

“Commercial Operation” means the period during the Term of this Agreement that a Facility is a Participating Facility operating pursuant to the terms of this Agreement.

“Contract(ed) Capacity” for each Program Year has the meaning set forth in Appendix A.

“Control Device” means a digital control unit, thermostat or other mutually agreed equipment installed at a Participating Facility and used to control a Participating Facility’s End-use Equipment.

“Control Season” means June 1 through September 30 of each Program Year.

“Control Season Day” means the period beginning midnight and ending on the following 11:59 p.m. Mountain Prevailing Time (“MPT”) of any Business Day during the Control Season.

“Control Season Month” means any calendar month within a Control Season.

“Deliverable” is any document or work product required to be delivered or submitted under this Agreement by either Party.

“Demand Reduction” means the aggregate reduction of electricity demand measured in kilowatts resulting from the dispatch of the DLCS.

“Direct Load Control System” or “DLCS” means all equipment and components necessary for the operation of the Program including Control Devices, a Head-end Control System (“HECS”), proprietary software and required third-party application software.

“Dispatch” means activating the DLCS in such a manner that the Control Devices are placed into control such that the Participating Facility’s End-use Equipment is activated with the intention of reducing aggregate demand on the PNM system.

“Dispatch Event” is any period of no more than four (4) hours in any single Control Season Day in which the DLCS is activated through Dispatch. Dispatch Events are limited in the aggregate to no more than one hundred (100) hours per Participating Facility in any Control Season.

“Efficient Use of Energy Act” means §62-17-1 et seq., NMSA 1978.

“End-use Equipment” means central air conditioning compressors, commercial heating ventilating and air-conditioning (“HVAC”) equipment, commercial lighting, motor loads and other similar loads, pool pumps, irrigation pumps, electric water heaters and any other mutually agreed equipment with curtailable loads located at a Participating Facility site.

“Environmental Contamination” means the presence of hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants and other hazardous pollutants,

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and toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution and Hazardous Substances Control Act, and all other applicable federal, state and local laws and regulations as amended, at such levels or quantities or location, or of such form or character, to be of regulatory concern under said federal, state and local laws and regulations.

“Facility” means a physical customer premise in PNM’s service territory containing one meter or a set of meters totalized for billing purposes as one customer account.

“Good Industry Practice” means the practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy and expedition. With respect to each Participating Facility, Good Industry Practice(s) includes taking reasonable steps to ensure that:

(1)	Equipment, materials, resources and supplies, including spare parts inventories, are supplied or made available by Comverge to meet the Participating Facilities’ needs;

(2)	Comverge has sufficient operating personnel available at all times and who are adequately experienced and trained and licensed as necessary to operate the DLCS properly, efficiently, and in coordination with PNM and are capable of responding to reasonably foreseeable emergency conditions;

(3)	Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools;

(4)	Appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

(5)	Equipment is not operated in a reckless manner, in violation of manufacturers’ guidelines or in a manner unsafe to workers, the general public, or PNM’s transmission or distribution grid or contrary to environmental laws or regulations or without regard to defined limitations; and

(6)	The equipment will function properly under normal conditions at the Participating Facilities.

“Holiday” means all North American Electric Reliability Council (“NERC”) holidays and any holidays specified by PNM.

PROPRIETARY AND CONFIDENTIAL

“kW Factor” means, for Residential and Small Commercial Participating Facilities, on an annual basis, the measured value of Demand Reduction stated in kilowatts (“kW”) per installed Control Device for End-use Equipment under an M&V Event. “kw Factor” means, for Medium Commercial Participating Facilities, on an annual basis, the measured value of Demand Reduction stated in kW per facility under an M&V Event. For billing and settlement purposes the kW Factor will be rounded to two (2) decimal places.

“Maximum Capacity” means sixty-two (62) MW.

“Measurement and Verification Event” or “M&V Event” means a curtailment by PNM of at least one clock hour (e.g., 1:00:00 to 1:59:59 p.m. and not 1:30:00 to 2:29:59 p.m.) during the Control Season and during Program Availability Hours where the temperature for that hour is reported by the National Oceanic and Atmospheric Administration to be greater than or equal to 97 degrees Fahrenheit at ALBUQUERQUE INT ABQ. Comverge’s adaptive algorithm shall be used.

“Measurement and Verification Program” or “M&V Program” is defined in Appendix E.

“Medium Commercial Participating Facility” means any Participating Facility with a monthly billing demand no greater than *** kW in the twelve (12) billing months prior to the Start Date. For multi-site commercial facilities, which are not Residential or Small Commercial Participating Facilities, PNM may, in its sole reasonable discretion on a case-by-case basis, determine if that Facility is a Participating Facility under the Program.

“Minimum Capacity” means thirty-eight (38) MW.

“NDA” means the Non-Disclosure Agreement entered into by the Parties on October 31, 2006, as may be amended from time to time.

“NMPRC” means the New Mexico Public Regulation Commission or successor regulatory agency.

“NMPRC Approval” means the entry of a final order(s) by the NMPRC approving the Program and approving a tariff rider allowing PNM to recover the costs of the Program from its retail electric customers.

“Participant” means the PNM residential or commercial customer name of record of a Participating Facility.

“Participating Facility” means one PNM-metered residential or commercial Facility pursuant to Section 3.1 that is participating in the Program. Participating Facilities include (i) Residential or Small Commercial Participating Facilities and (ii) Medium Commercial Participating Facilities.

“Program” or “DLCS Program” means the Direct Load Control System program as described in this Agreement.

PROPRIETARY AND CONFIDENTIAL

“Program Availability Hours” means all hours between 1:00 p.m. to 8:00 p.m. MPT of any Control Season Day.

“Program Month” means the period beginning on the first calendar day of the month and ending on the last calendar day of the month for any month falling within a Program Year.

“Program Run Time” means the number of hours that the Direct Load Control Program is run, responding to a Dispatch Event as determined by PowerCAMP™ reports which log every event by date and time.

“Program Year” means October 1 through September 30. Program Year 1 commences upon the Start Date and ends no earlier than a full calendar year later on September 30. Each subsequent Program Year shall follow Program Year 1 and begin on October 1.

“Prospect” means any PNM residential or commercial customer who is eligible for the Program.

“Residential or Small Commercial Participating Facility” means any Participating Facility with a monthly billing demand of less than *** kW in the most recent twelve (12) months or that is receiving electric service under PNM’s Residential or Small Power rate schedules, as determined by PNM.

“Start Date” means the date as of which NMPRC Approval has been obtained.

“System Dispatch Operator” or “SDO” means PNM’s representative(s) responsible for centralized Dispatch of Participating Facilities’ Control Devices and control of tie-line power flows. Authorized personnel with login access will be considered authorized users within the definition of SDO.

“Term” means the period of time during which this Agreement shall remain in full force and effect as defined in Article 2.

1.2 Interpretation. In this Agreement, unless otherwise stated,

1.2.1 Any references to:

(a) any Section, Schedule, Appendix, Exhibit or other provision thereof, shall be construed, at any particular time, as including a reference to the Section, Schedule, Appendix, Exhibit or the relevant provision thereof as it may have been amended, modified or supplemented;

(b) any agreement (including this Agreement or any Schedule, Appendix or Exhibit hereto) shall be construed, at any particular time, as including a reference to the relevant agreement as it may have been amended, modified, supplemented or novated;

(c) a Party to this Agreement includes, in the case of any Party, that Party’s successors and permitted assigns and any entity succeeding to its functions and capacities;

PROPRIETARY AND CONFIDENTIAL

(d) a month shall be construed as a reference to a calendar month unless otherwise stated; and

(e) a particular Section, Schedule, Exhibit or Appendix shall be a reference to the relevant Section, Schedule, Exhibit or Appendix in or to this Agreement.

1.2.2 Words in the singular may be interpreted as referring to the plural and vice versa, and words denoting natural persons may be interpreted as referring to corporations and any other legal entities and vice versa.

1.2.3 Whenever this Agreement refers to a number of days, such number shall refer to the number of calendar days unless Business Days are specified. A requirement that a payment or Deliverable be made on a day that is not a Business Day shall be construed as a requirement that the payment or Deliverable be made on the next following Business Day.

1.2.4 The words “include” and “including” are to be construed as being at all times followed by the words “without limitation”, unless the context otherwise requires.

1.2.5 Words not otherwise defined herein that have well-known and generally acceptable technical or trade meanings are used herein in accordance with such well-recognized meanings.

ARTICLE 2 – TERM AND TERMINATION

2.1 Term and Termination. This Agreement is effective upon the date of execution for purposes of having the Parties meet to discuss marketing issues. The remaining obligations of the Parties under this Agreement become effective as of the date upon which NMPRC Approval has been obtained (the “Start Date”). If NMPRC Approval has not been obtained by March 31, 2008, this Agreement shall terminate automatically. After the Start Date, the Agreement shall remain in full force and effect until the end of Program Year 10 unless terminated earlier pursuant to Section 12.3 or Section 19.3.

2.2 Other Termination. As provided in Section 19.3, PNM may terminate this Agreement in the event that during the Term hereof the NMPRC issues an adverse determination that modifies or terminates the Program or that prevents PNM from obtaining ratepayer cost recovery for costs incurred under the Program; provided, however, that in the event of such a modification, termination or denial of cost recovery, PNM shall pay the termination payment as required in Appendix B(IV).

2.3 Continuance in Effect. Pursuant to Section 23.7, applicable provisions of this Agreement shall continue in effect after termination to the extent necessary to satisfy the terms and conditions of this Agreement and, as applicable, to provide for removal of Control Devices from Participating Facilities as may be requested by a Participant and provided for under Appendices C and D, final billings and adjustments related to any period prior to termination, repayment of any money due and owing either Party pursuant to this Agreement, and the indemnifications specified in this Agreement.

PROPRIETARY AND CONFIDENTIAL

ARTICLE 3 – PROJECT DESCRIPTION

3.1 Summary Description. Pursuant to this Agreement and the Appendices hereto, Comverge shall in accordance with Good Industry Practice design, build, own and operate a Direct Load Control System that will, on demand (as defined in the Agreement), provide PNM with the ability to achieve Contract Capacity through Dispatch of End-use Equipment at Participating Facilities within PNM’s service territory.

ARTICLE 4 – CONTRACT CAPACITY AND DISPATCH

4.1 Contract Capacity. The Program Year minimum Contract Capacity provided by Comverge to PNM will be as set out in Appendix A. The Parties agree that the Maximum Capacity can be up to sixty-two (62) MW as described in Appendix A. Comverge will work with PNM in a timely fashion to prepare documentation for the purpose of such Contract Capacity being classified as a non-spinning reserve. Comverge will provide escalation plans and will support trials, as may be required, in order to assist PNM in having the DLCS comply with Western Electricity Coordinating Council requirements for a non-spinning reserve.

4.2 Dispatch. PNM’s designated SDOs shall have the right to Dispatch, consistent with this Agreement, control of the Participating Facilities. Participating Facilities shall be capable of responding to PNM’s dispatch signal within ten (10) minutes. PNM shall provide to Comverge the names of all approved SDOs at least thirty (30) days before the start of each Control Season.

4.3 ***

ARTICLE 5 – PRICING / PAYMENT CALCULATIONS

5.1 Payments. Capacity Payments to be paid by PNM to Comverge will be calculated monthly pursuant to Appendix B. Emergency non-Program Hour Dispatch payments shall be calculated pursuant to Section 11.2.3.

5.2 Netting of Payments. The Parties shall discharge mutual debts and payment obligations due and owing to each other on the same date through netting, in which case all amounts owed by each Party to the other Party for the purchase and sale of Contract Capacity shall be netted so that only the excess amount remaining due shall be paid by the owing Party.

ARTICLE 6 – MARKETING, RECRUITMENT AND RETENTION

6.1 Scope of Work. Marketing, recruitment and retention will include all activities required to solicit and retain Participants for the DLCS Program. Each Party’s duties are described in Appendix C. Based on prior discussions between the Parties, as described in Appendix C, within thirty (30) days after execution of the Agreement, the Parties shall have an initial meeting to structure the marketing objectives. Comverge shall supply a marketing plan to PNM within

PROPRIETARY AND CONFIDENTIAL

thirty (30) Business Days after the Start Date. Within fifteen (15) Business Days of receipt of the marketing plan, PNM shall either approve the marketing plan or provide reasonable recommendations to allow for approval of the plan. Comverge will provide updates to the marketing plan as the Program progresses. Within ten (10) Business Days of receipt of each marketing plan update, PNM shall either approve the updated marketing plan or provide reasonable recommendations to allow for approval of the plan. Comverge shall provide all marketing materials to PNM. Within five (5) Business Days of receipt of such materials, PNM shall either approve the marketing materials or provide reasonable recommendations to allow for the approval of the materials (“PNM Marketing Approval”) before final production.

ARTICLE 7 – EQUIPMENT INSTALLATION

7.1 Scope of Work. Equipment installation includes all DLCS Program activities that interface with a Participating Facility from the time of receipt of a signed customer enrollment form through the measurement and verification of the Control Device, as set forth in Appendix D.

ARTICLE 8 – MAINTENANCE; SITE CLEAN UP

8.1 Scope of Work. Maintenance will include all activities that interface with a Participating Facility to ensure continued operation of the DLCS at the Participating Facility throughout the Term of this Agreement.

8.2 Tracking, Verification and Resolution of Participant Complaints. Comverge shall follow standard procedures for resolving Participant complaints pursuant to Appendices C and D.

8.3 Preventive, Routine and Non-Routine Maintenance and Repairs. Comverge shall be responsible for preventive, routine and non-routine maintenance and repairs (“Maintenance”). Maintenance will be performed on a basis that ensures reliable long-term and safe operation, and will be performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools.

8.4 Systems Quality Assurance. Comverge shall inspect each Control Device at least every five (5) years. The inspection will ensure that each Control Device is operational and has the ability to control Participants’ End-use Equipment. If the inspection reveals that the Control Device is not operating or is disconnected, Comverge shall be responsible for restoring the Control Device to Commercial Operation immediately.

8.5 Comverge Monitoring and Testing. Comverge shall be responsible for conducting routine monitoring and testing to ensure equipment is functioning as designed. PNM will be notified of these routine system tests. System tests will include, but not be limited to, monthly tests of the communication system to insure that Control Devices are receiving the signal.

8.6 Reporting. Comverge will provide monthly customer contact logs and monthly customer participation reports as requested by PNM. Customer participation reports will include program

PROPRIETARY AND CONFIDENTIAL

enrollment activity, repairs, customer complaints and resolution and such other data as PNM may reasonably request.

8.7 Site Clean Up. Comverge shall use commercially best efforts to collect and responsibly dispose of any trimmed wire clippings, unused screws or brackets, hazardous materials and any other material waste that may result from the installation of the Control Device.

ARTICLE 9 – MEASUREMENT AND VERIFICATION (M&V) PROGRAM

9.1 Comverge Responsibility. Comverge shall be responsible for implementing the field work, data collection and analyses for a Measurement and Verification Program that shall comport with the requirements of Appendix E. The Measurement and Verification Program will be used to determine the kW Factor. The kW Factor will be utilized to calculate Contract Capacity and will also serve as the basis for calculating monthly Capacity Payments ***.

9.2 Independent Verification. PNM will conduct or cause to be conducted an independent verification of field work, data collection and analyses completed by Comverge. Comverge shall cooperate fully with PNM, and any contractor retained by PNM, in connection with any such independent verification.

ARTICLE 10 – SOFTWARE SYSTEM

10.1 Software System. Comverge will implement its PowerCAMP™ software for operating the DLCS. This software shall be hosted and run at Comverge facilities as provided in Appendix H.

ARTICLE 11 – BILLING AND PAYMENT

11.1 Invoicing, Payment and True-Up. Comverge shall invoice PNM monthly for Capacity Payments pursuant to Appendix B and any payments required pursuant to Sections 4.3 and 11.2.3.

11.2 Comverge Responsibility.

11.2.1	Comverge shall prepare and submit to PNM monthly invoices within ten (10) days of the end of the Program Month showing (i) a verified list of Control Devices installed in the previous month, (ii) a cumulative list of Control Devices installed since the beginning of that Program Year, and (iii) Demand Reduction per switch, which shall be determined from the previous Program Year’s M&V Event(s). The monthly invoices shall be calculated pursuant to Appendix B. Data in items (i) and (ii) shall be provided in an electronic format agreeable to both Parties.

11.2.2	No later than October 15 of each year, Comverge shall prepare, and provide to PNM, a statement showing purchased Demand Reduction by PNM from

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Comverge, for the previous Program Year. The statement will list: (i) all Participating Facilities for that Program Year, (ii) all M&V Events and Dispatch Events called, including the date, time and duration of each such event, (iii) the total Program Run Time, (iv) the Estimated Demand Reduction attributed to each Participating Facility for each Program Month, and (v) the total capacity and Demand Reduction used to determine the monthly Capacity Payment, as set forth in Appendix B and any other data reasonably pertinent to the calculation of monthly payments due to Comverge and/or required to audit and verify claimed aggregate load reductions in accordance with New Mexico law. The latter shall include, but is not limited to, the information listed above, sampling plans and methodologies, analyses of sample data and methodologies, and anything else that is needed for independent verification.

11.2.3 ***

11.3 PNM Responsibility. PNM shall pay all undisputed portions of (i) Emergency non-Program Hour invoices, or (ii) monthly invoices and annual true-up invoices, within thirty (30) days after receipt of the invoice. In the case where PNM is owed an annual true-up payment, Comverge shall pay this amount within thirty (30) days after the determination has been made. All reconciliation of any discrepancies or errors shall be applied (netted either for or against) the next applicable monthly payment.

11.4 Late Payments. Unless otherwise specified herein, payments due under this Agreement shall be due and payable by check or by wire transfer, on or before the thirtieth (30th) day following receipt of the invoice. Remittances received by mail will be considered to have been paid when due if the postmark indicates the payment was mailed on or before the thirtieth (30) day following receipt of the invoice. If any amount due is not paid on or before the due date, a late payment charge shall be applied to the unpaid balance and shall be added to the next invoice. Such late payment charge shall be calculated based on one hundred twenty-five percent (125%) of the LIBOR three-month rate published on the date of the invoice in The Wall Street Journal (or, if The Wall Street Journal is not published on that day, the next succeeding date of publication). If the due date occurs on a weekend or Holiday, the late payment charge shall begin to accrue on the next succeeding Business Day.

11.5 Billing Disputes. To resolve any billing dispute, the Parties shall use the procedures set forth in Section 13.7. Each Party must furnish within ten (10) days all detailed billing calculations for the amount in dispute upon the other Party’s written request. When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with late payment interest charges calculated on the amount owed in accordance with Section 11.4. Undisputed and non-offset portions of amounts invoiced under this Agreement shall be paid on or before the due date or shall be subject to the late payment interest charges set forth in Section 11.4.

ARTICLE 12 – DEFAULT; TERMINATION

12.1	Events of Default of Comverge.

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12.1.1 Any of the following shall constitute an Event of Default of Comverge upon its occurrence and no cure period shall be applicable:

A.	Comverge’s dissolution or liquidation; provided, however, that a reorganization of Comverge into other or multiple entities shall not constitute dissolution or liquidation if Comverge continues to guarantee performance under the Agreement;

B.	Comverge’s filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Comverge voluntarily taking advantage of any such law or act by answer or otherwise; or

C.	The making of an assignment contrary to Article 20.

12.1.2 Any of the following shall constitute an Event of Default of Comverge upon its occurrence unless cured within ninety (90) days after the date of written notice from PNM to Comverge as provided for in Section 13.1:

A.	Comverge’s failure to maintain in effect any material agreements required to deliver Contract Capacity;

B.	Comverge’s failure to comply with any other material obligation under this Agreement, which would result in an adverse impact on PNM;

C.	Comverge’s failure to make any payment required under this Agreement;

D.	Any material misrepresentation by Comverge related to this Agreement; or

E.	The filing of a case in bankruptcy or any proceeding under any other insolvency law against Comverge as debtor that could materially impact Comverge’s ability to perform its obligations hereunder; provided, however, that Comverge does not obtain a stay or dismissal of the filing within the cure period.

12.2 Events of Default of PNM.

12.2.1 Any of the following shall constitute an Event of Default of PNM upon its occurrence and no cure period shall be applicable:

A.	PNM’s dissolution or liquidation; provided, however, that a reorganization of PNM into other or multiple entities shall not constitute dissolution or liquidation if PNM continues to guarantee performance under the Agreement; or

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B.	PNM’s filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or PNM voluntarily taking advantage of any such law or act by answer or otherwise.

12.2.2 Any of the following shall constitute an Event of Default of PNM upon its occurrence unless cured within ninety (90) days after the date of written notice from Comverge to PNM as provided for in Section 13.1.

A.	PNM’s failure to comply with any material obligation under this Agreement, including under Section 23.5, which failure would result in a material adverse impact on Comverge;

B.	The filing of a case in bankruptcy or any proceeding under any other insolvency law against PNM that could materially impact PNM’s ability to perform its obligations hereunder; provided, however, that PNM does not obtain a stay or dismissal of the filing within the cure period; or

C.	Any material misrepresentation by PNM related to this Agreement.

12.2.3 Any of the following shall constitute an Event of Default of PNM upon its occurrence unless cured within ten (10) days after the date of written notice from Comverge to PNM as provided for in Section 13.1.

A.	PNM’s failure to make any payment due hereunder (net of outstanding damages and of any other rights of offset that PNM may have pursuant to this Agreement). For all late payments, regardless of any cure period, Section 11.4 applies.

12.3 Termination. In addition to any other right or remedy available at law or in equity, either Party may, upon written notice to the other Party, terminate this Agreement if any one or more of the Events of Default of the other Party described in this Article 12 occurs and is not cured within the cure periods set forth herein. Neither Party shall have the right to terminate this Agreement, except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided for in this Agreement, including in Sections 2.2 and 19.3 which require a termination payment pursuant to Appendix B(IV). Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to limit any right or remedy available at law or in equity to the Parties, including the right to any and all damages for any breach or other failure to perform hereunder. All remedies in this Agreement shall survive termination or cancellation of this Agreement and are cumulative. The Parties agree the provisions of Section 13.7 shall not apply to a termination by either Party pursuant to this Section 12.3.

12.4 Special Bankruptcy Provision. Because of the importance of this Agreement in promoting the goals of the Efficient Use of Energy Act, it is agreed that in the event Comverge should ever seek protection under the provisions of the bankruptcy laws of the United States or

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under any insolvency act of any state, and Comverge or its representative trustee considers whether to assume or reject this Agreement under such bankruptcy law provisions, the appropriate standard to apply in consideration of rejection is a standard more rigorous than the usual business judgment standard, such more rigorous standard being appropriate to balance the burdens to the bankruptcy estate against the impact on New Mexico electric ratepayers; and in such consideration, to give equal or greater weight to the public interest in the adequate, efficient and reasonable provision of electric utility service at just and reasonable rates, including the effect that a rejection of this Agreement would have on New Mexico electric ratepayers.

ARTICLE 13 – CONTRACT ADMINISTRATION AND NOTICES

13.1 Notices in Writing. Notices required by this Agreement shall be addressed to the other Party, including the other Party’s representative at the addresses noted in Appendix F. Any notice, request, consent or other communication required or authorized under this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered or mailed, postage prepaid, to the representative of said other Party. In addition, the notice, request, consent or other communication shall be sent by facsimile or other electronic means. Any such notice, request, consent or other communication shall be deemed to be given when delivered or mailed. Real-time or routine communications concerning Participating Facility operations or other agreed matters shall be exempt from the requirements of this Section 13.1 and may be made in any manner agreed to by the Parties.

13.2 Changes. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.

13.3 Authority of Representatives. The Parties’ designated representatives shall have authority to act for their respective principals in all technical matters relating to performance of this Agreement and to attempt to resolve disputes or potential disputes. However, they shall not have the authority to amend or modify any provision of this Agreement.

13.4 Operating Records. Comverge and PNM shall each keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities.

13.5 Billing and Payment Records. To facilitate payment and verification, Comverge and PNM shall keep all books and records necessary for billing and payments and grant the other Party reasonable access to those records during regular business hours.

13.6 Program Management Procedures. The Parties shall design and institute program management procedures within thirty (30) days following the Start Date, which procedures shall include, without limitation, a provision for regular meeting times to discuss the Program, including a governance and an escalation plan.

13.7 Dispute Resolution.

13.7.1 Except as provided in Section 12.3, the Parties agree that it is in the best interest of both Parties to attempt to resolve disputes that arise under this Agreement in a quick

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and inexpensive manner. To that end, the Parties commit to use their best efforts to resolve disputes informally. For all disputes that may arise pursuant to the Agreement, the Parties immediately, through their designated representatives selected in the sole discretion of each Party (individually, the “Party Representative”, together, the “Parties’ Representatives”), shall negotiate with one another in good faith in order to reach resolution of the dispute. Such negotiation shall commence within fourteen (14) days of the date of notice from one Party Representative to the other Party Representative notifying that Party of the nature of the dispute. In the event that the Parties’ Representatives cannot agree to a resolution of the dispute within thirty (30) days after the commencement of negotiations, written notice of the dispute (the “Dispute Notice”), together with a statement describing the issues or claims, shall be delivered, within seventy-two (72) hours after the expiration of such thirty (30) day period, by each of the Parties’ Representatives to its respective senior officer or official (such senior officer or official to be selected by each of the Party Representatives in his or her sole discretion, provided such senior officer or official has authority to bind the respective Party). Within three (3) Business Days after receipt of the Dispute Notice, the senior officers or officials for both Parties shall negotiate in good faith to resolve the dispute.

13.7.2 If the Parties are unable to resolve the dispute within fourteen (14) days of receipt of the Dispute Notice by the senior officers or officials, the Parties shall resolve the dispute by binding arbitration conducted in accordance with the New Mexico Uniform Arbitration Act, following the Commercial Arbitration Rules of the American Arbitration Association.

13.7.3 The Party initiating arbitration shall select one (1) arbitrator at the time it initiates the arbitration. The other Party against which the arbitration claim is made shall select one (1) arbitrator within twenty (20) days of receiving the arbitration notice. The two arbitrators shall select a third, neutral arbitrator, who shall be competent and experienced in matters involving the subject matter of the dispute. If the two arbitrators are unable to select the third arbitrator within thirty (30) days of the selection of the second arbitrator, the Parties shall request that the chief judge of the Second Judicial District Court, State of New Mexico, select the third arbitrator. Each Party shall pay the fees and expenses of its selected arbitrator and shall share equally in the fees of the third, neutral arbitrator.

13.7.4 Discovery and pre-hearing procedures shall be conducted as agreed by the Parties or, if they cannot agree, as determined by a majority of the arbitrators. The arbitration hearing shall commence no later than one hundred and eighty (180) days after the initial demand for arbitration. The arbitrators shall render their binding written decision within thirty (30) days after the conclusion of the arbitration hearing. The decision of the majority of the arbitrators shall control.

13.7.5 All arbitrations shall take place in Albuquerque, New Mexico, unless the Parties agree upon a different location.

13.7.6 The Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved, by arbitration or otherwise.

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13.7.7 All disputes resolved under this Section 13.7 shall be treated as confidential, except as may be required by law or in connection with a judicial enforcement of an arbitration award.

ARTICLE 14 – FORCE MAJEURE

14.1 Definition of Force Majeure. The term Force Majeure, as used in this Agreement, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party claiming Force Majeure, including, without limitation, acts of God, sudden actions of the elements such as floods, earthquakes, hurricanes or tornadoes; sabotage; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riots; fire; explosion; epidemic or pandemic; severe cold or hot weather or snow or other extreme or severe weather conditions; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); network or internet failure by reason of a computer virus; any disruption of electrical power in the PNM service territory preceding a Dispatch Event or during a Dispatch Event that prevents the proper operation of the DLCS; any failure, or partial failure of a paging tower or system and actions by federal, state, municipal or any other government or agency (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by federal, state or local government bodies, with the exception of any regulatory changes leading to a termination and a resulting termination payment pursuant to Appendix B(IV)) but only if such requirements, actions or failures to act prevent or delay performance; and inability, despite due diligence, to obtain required licenses, permits or approvals.

14.2 Exceptions to Force Majeure. Except as otherwise provided in Section 14.1, the term Force Majeure does not include:

14.2.1 any full or partial curtailment in the operation of a Participating Facility that is caused by or arises from the act or acts of any vendor, materialman, customer or supplier of Comverge, unless such act or acts is itself excused by reason of Force Majeure; or

14.2.2 any full or partial curtailment in the operation of any one Participating Facility that is caused by or arises from a Control Device breakdown, or fires, explosions, or other mishap or events or conditions attributable to normal wear and tear or flaws in the Control Device, unless such mishap is caused by one of the following: catastrophic equipment failure; acts of God; sudden actions of the elements such as lightning, floods, hurricanes or tornadoes; sabotage; terrorism; war; riots; and actions by federal, state, municipal or any other government or agency.

14.3 Applicability of Force Majeure. Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement due solely to conditions or events of Force Majeure, provided that:

14.3.1 the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the event of Force Majeure;

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14.3.2 the suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure;

14.3.3 the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the event of Force Majeure; and

14.3.4 when the non-performing Party is able to resume performance of its obligations under this Agreement, the non-performing Party shall give the other Party written notice to that effect.

14.4 Limitations on Effect of Force Majeure. In the event of any delay or failure of performance caused by conditions or events of Force Majeure, which would otherwise constitute an Event of Default pursuant to Article 12, the cure provisions of Article 12 shall not apply and such delay or failure of performance, if not previously cured, shall become an Event of Default on that date which is one (1) year from the date of notice provided for in Section 14.3.1. The Party not claiming Force Majeure may, at any time following the end of such one-year period, terminate this Agreement upon written notice to the affected Party, without further obligation by the terminating Party except as to costs and balances incurred prior to the effective date of such termination. The Party not claiming Force Majeure may, but shall not be obligated to, extend such one-year period, for such additional time as it, at its sole discretion, deems appropriate, if the affected Party is exercising due diligence in its efforts to cure the conditions or events of Force Majeure.

14.5 Effect of Force Majeure on Capacity Payments. For purposes of, and pursuant to, the monthly Capacity Payment calculation specified in Appendix B, a Participating Facility’s Contract Capacity shall be considered to be unavailable during all hours where Comverge is unable to provide or deliver such Contract Capacity due to an event of Force Majeure, provided, that such event is not caused by, and does not result from, PNM’s failure to perform in accordance with the provisions of this Agreement.

ARTICLE 15 – REPRESENTATIONS AND WARRANTIES

15.1	Comverge’s Representations and Warranties. Comverge represents and warrants the following:

15.1.1	Comverge is a corporation duly organized under the laws of the State of Delaware. Comverge is qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Comverge. Comverge has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform its obligations under this Agreement.

15.1.2	Comverge has the expertise, experience and qualifications to perform its obligations under this Agreement, including an understanding of PNM’s needs and the requirements of the Efficient Use of Energy Act.

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15.1.3 Comverge is or will be properly licensed and permitted insofar as required to perform its obligations under this Agreement.

15.1.4 Comverge possesses all ownership of intellectual property rights required to be used in connection with Comverge’s performance of its obligations under this Agreement.

15.1.5 The execution, delivery and performance of its obligations under this Agreement by Comverge have been duly authorized by all necessary action, and do not and will not:

A.	require any consent or approval of Comverge’s Board of Directors, or shareholders, other than that which has been obtained and is in full force and effect;

B.	violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Comverge or violate any provision in any formation documents of Comverge, the violation of which could have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement;

C.	result in a breach of or constitute a default under Comverge’s formation documents or bylaws, or under any agreement relating to the management or affairs of Comverge or any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Comverge is a party or by which Comverge or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement; or

D.	other than results from financing documents involving Comverge’s senior lender, result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Comverge now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement.

15.1.6 This Agreement is a valid and binding obligation of Comverge.

15.1.7	The execution and performance of this Agreement by Comverge will not conflict with or constitute a breach or default under any contract or agreement of any kind to

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which Comverge is a party or any judgment, order, statute or regulation that is applicable to Comverge.

15.1.7	Comverge shall comply with all applicable local, state and federal laws, regulations and ordinances, including but not limited to equal opportunity and affirmative action requirements and all applicable federal, state and local environmental laws and regulations presently in effect or which may be enacted during the Term of this Agreement.

15.1.8	Comverge shall disclose to PNM, to the extent that, and as soon as it is known to Comverge, any alleged violation of any environmental laws or regulations arising out of the construction or operation of any Participating Facility, or the alleged presence of Environmental Contamination at any Participating Facility or on its site, or the existence of any past or present enforcement, legal or regulatory action or proceeding relating to such alleged violation or alleged presence of Environmental Contamination.

15.2	PNM’s Representations and Warranties. PNM represents and warrants the following:

15.2.1	PNM is a corporation duly organized under the laws of the State of New Mexico and is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of PNM. PNM has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform its obligations under this Agreement.

15.2.2	The execution, delivery and performance of its obligations under this Agreement by PNM have been duly authorized by all necessary corporate action, and do not and will not:

A.	subject to obtaining the regulatory approvals identified in Section 19.2, violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to PNM or violate any provision in any corporate documents of PNM, the violation of which could have a material adverse effect on the ability of PNM to perform its obligations under this Agreement;

B.	result in a breach of or constitute a default under PNM’s charter or bylaws, or under any agreement relating to the management or affairs of PNM, or any indenture or loan or credit agreement, or any other agreement, lease or instrument to which PNM is a party or by which PNM or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of PNM to perform its obligations under this Agreement; or

C.

result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or

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with respect to any of the assets or properties of PNM now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of PNM to perform its obligations under this Agreement.

15.2.3	This Agreement is a valid and binding obligation of PNM.

15.2.4	The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which PNM is a party or any judgment, order, statute or regulation that is applicable to PNM.

ARTICLE 16 – INSURANCE

16.1 Comverge’s Insurance Requirements. Comverge shall obtain and maintain, or cause to be obtained and maintained, in effect throughout the Term of this Agreement such insurance policies and coverage as is required by law and as set out in Appendix G.

16.2 Changes to Insurance Minimum Limits. PNM shall have the right, at times deemed appropriate by PNM during the Term of this Agreement, to request Comverge to increase the insurance minimum limits specified in Appendix G in order to maintain reasonable coverage amounts. Comverge shall make all reasonable efforts to comply with such request at PNM’s expense.

16.3 Notice to PNM. Notwithstanding any provision of the insurance policies, such policies may not be canceled, non-renewed or materially changed without the insurer giving thirty (30) days’ prior written notice to PNM or ten (10) days prior written notice in the event of non-payment. All other terms and conditions of such policy shall remain unchanged.

16.4 Certificates of Insurance Required. Upon request by PNM after the Start Date, Comverge shall provide PNM a certificate(s) of insurance verifying the existence of insurance coverages and endorsements required by Appendix G. Failure of Comverge to obtain the insurance coverages required by this Article 16, or to provide PNM with the certificates of insurance, shall in no way relieve Comverge of the insurance requirements of this Article 16 or limit Comverge’s obligations and liabilities under any provision of this Agreement.

16.5 Application of Proceeds. For the Term, and subject to the requirements of the financing documents and the rights or remedies of the senior lender thereunder, Comverge shall apply any and all insurance proceeds received in connection with the damage or destruction of the Participating Facilities toward the repair, reconstruction or replacement of the Participating Facilities.

ARTICLE 17 – INDEMNITY

17.1 General. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL FULLY INDEMNIFY AND DEFEND THE OTHER PARTY AND EACH OF THE OTHER PARTY’S SUBSIDIARIES AND AFFILIATES, AND THE PARTNERS, MEMBERS, PARTICIPANTS,

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PRINCIPALS, REPRESENTATIVES, SHAREHOLDERS, DIRECTORS, TRUSTEES, OFFICERS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS OF EACH OF THEM (THE “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, INJURIES, LIABILITIES, CLAIMS, DEMANDS, PENALTIES AND INTEREST, INCLUDING REASONABLE ATTORNEYS’ FEES (“DAMAGES”), DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE THEREOF, TO THE EXTENT CAUSED OR CONTRIBUTED TO BY (A) THE FAULT, INTENTIONAL ACT, NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFYING PARTY OR ITS SUBSIDIARIES, AFFILIATES, CONTRACTORS OR SUBCONTRACTORS OR ANY OF THE OFFICERS, PARTNERS, MEMBERS, PARTICIPANTS, SHAREHOLDERS, PRINCIPALS, DIRECTORS, TRUSTEES, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY OF THEM OR (B) A BREACH BY THE INDEMNIFYING PARTY OF THIS AGREEMENT, INCLUDING THE MATERIAL BREATH OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INDEMNIFYING PARTY.

17.2 Environmental. Comverge shall indemnify, defend and hold PNM harmless from and against all claims, demands, losses, liabilities, penalties and expenses (including reasonable attorneys’ fees) for personal injury or death to persons, damage to or loss of property, and response costs relating to Environmental Contamination, arising out of, resulting from or caused by the violation of any applicable environmental laws or the negligent or tortious acts, errors or omissions of Comverge (or its respective officers, employees, agents and contractors) with respect to the release of hazardous materials at or from any Participating Facility, except to the extent that such violation, injury, death, loss, liability or response costs are attributable to the negligent or tortious acts, errors or omissions of PNM (or its officers, employees, agents or contractors).

17.3 Intellectual Property. Comverge will indemnify, defend and hold PNM harmless from and against all losses incurred by PNM arising out of or connected with a thirty party claim relating to: infringement of such third party’s patent, copyright, trademark, trade secret, confidentiality or other right by Comverge’s DLCS; provided, that (i) such use by PNM that infringes is consistent with the use described in or contemplated by the Parties; (ii) such infringement or misappropriation is not based solely on the combination or integration of any software or any other device or product not contemplated by Comverge; (iii) such design or software, if any, was not effected by PNM with PNM’s knowledge (actual or constructive) of any infringement or misappropriation issue related thereto.

17.4 Procedures.

17.4.1 Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Article may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact, but the failure so to notify such Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent that such failure to notify shall adversely affect the rights of the Indemnifying Party. The Indemnifying Party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the

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defense thereof with counsel designated by the Indemnifying Party and satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party’s expense, unless a liability insurer is willing to pay such costs.

17.4.2 The Indemnifying Party shall bear the reasonable fees and expenses of the counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel in accordance with the preceding paragraph 17.4.1, (ii) the Indemnifying Party shall elect not to assume the defenses of such action, (iii) the Indemnifying Party, within a reasonable time after notice of the commencement of the action, shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, or (iv) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. An Indemnified Party shall not enter into a settlement or other compromise with respect to any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not enter into a settlement or other compromise with respect to any claim against the Indemnified Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party contest, settle or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, with the written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

17.4.3 Except as otherwise provided in this Article, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 17, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified Party.

ARTICLE 18 – LIMITATION OF LIABILITY

18.1 LIMITATION OF LIABILITY. NEITHER PARTY NOR ITS SUBSIDIARIES OR AFFILIATES NOR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF ANY OF THEM SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES OR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS OR TRUSTEES OF ANY OF THEM FOR INCIDENTAL, PUNITIVE, CONSEQUENTIAL (EXCEPT AS PROVIDED FOR

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HEREIN), SPECIAL, OR INDIRECT DAMAGES OF ANY NATURE, ARISING AT ANY TIME, FROM ANY CAUSE WHATSOEVER, WHETHER ARISING IN TORT, CONTRACT, WARRANTY, STRICT LIABILITY, BY OPERATION OF LAW OR OTHERWISE, CONNECTED WITH OR RESULTING FROM PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT. NOTHING IN THIS ARTICLE 18 SHALL BE DEEMED TO AFFECT OR LIMIT THE RIGHT OF AN INDEMNIFIED PARTY TO CLAIM INDEMNIFICATION FROM THE INDEMNIFYING PARTY UNDER ARTICLE 17; HOWEVER, THE ABSOLUTE LIMIT OF LIABILITY, INCLUDING INDEMNIFICATION CLAIMS, SHALL NOT EXCEED THE GREATER OF ***

ARTICLE 19 – COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS

19.1 Compliance with the Law. Each Party shall at all times comply with all applicable laws, ordinances, rules and regulations applicable to it. As applicable, each Party shall give all required notices and shall procure and maintain all necessary governmental licenses, necessary for performance of this Agreement, and shall pay its respective charges and fees in connection therewith.

19.2 Regulatory Compliance. Comverge acknowledges that under the Efficient Use of Energy Act, PNM will be required to seek approval from the NMPRC of the Program provided for in this Agreement before the Program can lawfully be implemented. PNM commits to timely file for regulatory approval of the Program and of a related tariff rider and to pursue such filing in a diligent manner. Notwithstanding any provisions of the NDA or this Agreement to the contrary, PNM may, in connection with such regulatory proceeding, disclose sufficient information about this Agreement, including pricing and termination provisions, to allow the NMPRC to approve the Program, this Agreement and the associated tariff rider; however, pursuant to Section 23.6, the Parties shall use commercially best efforts in seeking confidential treatment for any such disclosure. Comverge shall support such PNM filing if requested by PNM. If the NMPRC enters a final order that does not approve the Program or that does not approve a tariff rider allowing PNM to recover the costs of the Program from retail ratepayers, the Parties shall negotiate in good faith to agree upon any terms and conditions of the Agreement that may need to be amended in light of the NMPRC’s action.

19.3 Regulatory Disallowance. In the event that the NMPRC should, at any time after the Start Date, enter a final order the effect of which is to disapprove the Program or to prevent PNM from obtaining full cost recovery for expenses incurred under this Agreement, PNM shall have the right, exercisable by notice to Comverge within twenty (20) days after the entry of such final order, to terminate this Agreement. Any notice by PNM so terminating this Agreement (the “Termination Notice”) shall specify the effective date of the termination. Within thirty (30) days after giving the Termination Notice, PNM shall pay the termination payment required in Appendix B(IV).

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ARTICLE 20 – ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS

20.1	No Assignment Without Consent. Except as permitted below, neither Party shall assign this Agreement or any portion hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Prior notice of any such assignment shall be given to the other Party. Notwithstanding the above:

20.1.1	This Agreement may be assigned by Comverge, without the prior approval of PNM: (i) as part of a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of Comverge, (ii) in an initial public offering, (iii) to a wholly owned subsidiary of Comverge, where Comverge shall be a guarantor, or (iv) for the benefit of Comverge’s lenders. In the event of any such assignment, Comverge shall remain liable under this Agreement until (x) PNM consents to the release of Comverge (which shall not be unreasonably withheld or delayed) and (y) Comverge’s successor or assignee consents in writing to be bound by the obligations of Comverge.

20.1.2	This Agreement may be assigned by PNM, without the prior approval of Comverge: (i) as part of a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of PNM; (ii) to an “affiliated interest” as that term is defined in the New Mexico Public Utility Act; or (iii) for the benefit of PNM’s lenders. In the event of any such assignment, PNM shall remain liable under this Agreement until (x) Comverge consents to the release of PNM (which shall not be unreasonably withheld or delayed) and (y) PNM’s successor or assignee consents in writing to be bound by the obligations of PNM.

ARTICLE 21 – JOINT INTEREST

21.1 Cooperation by Parties. PNM and Comverge believe it to be in their joint interest that the Program achieves a high degree of success and reaches the maximum possible number of Prospects. Accordingly, PNM and Comverge intend that, during the Term of the Agreement, PNM shall, subject to the terms and conditions of this Agreement and of all applicable regulatory requirements which may exist during the Term of this Agreement, use its best efforts to support and work with Comverge including, without limitation, PNM Marketing Approval and obligations in Appendix C, to offer and provide to the customers of PNM in PNM’s service territory the electrical load control services described in this Agreement.

ARTICLE 22 – SECURITY REQUIREMENT; LIQUIDATED DAMAGES

22.1 Security/ Liquidated Damages. Appendix B(III) sets out the Security Amount and Liquidated Damages, as well as explaining the calculation for both.

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22.2 Sole Remedy. The Security Amount shall be PNM’s sole remedy for monetary damages arising from a default by Comverge for those items for which Liquidated Damages are payable under this Article 22 and Appendix B(III).

ARTICLE 23 – MISCELLANEOUS

23.1 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

23.2 Taxes/ Permits. Comverge shall be responsible for any and all present or future federal, state, municipal or other lawful taxes applicable by reason of the ownership and operation of the DLCS under this Agreement, and all ad valorem taxes relating to the DLCS. For equipment that Comverge installs, Comverge shall be responsible for obtaining required permits with reasonable support from PNM. For equipment that PNM installs, PNM shall be responsible for obtaining required permits.

23.3 Disclaimer of Third Party Beneficiary Rights. In executing this Agreement, PNM does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Comverge. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this Agreement.

23.4	Relationship of the Parties.

23.4.1 This Agreement does not create an association, joint venture or partnership between the Parties and does not impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

23.4.2 The relation of Comverge to PNM shall be that of an independent contractor. Any provisions of this Agreement which may appear to give PNM the right to direct or control Comverge as to details of performing Comverge’s obligations hereunder, shall be deemed to mean that Comverge shall follow PNM’s desires in the results of the work and not in the means by which the work is to be accomplished. Comverge shall have the complete right, obligation and authoritative control over the work as to the manner, means and details as to how to perform its obligations hereunder.

23.4.3 Comverge shall be solely liable for the payment of all wages, taxes and other costs related to the employment of persons to perform such services, including all federal, state and local income, social security, payroll and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Comverge shall be considered employees of PNM for any purpose; nor shall Comverge represent to any person that he or she is or shall become a PNM employee.

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23.5 Other Programs. Nothing herein shall prevent PNM, during the Term of this Agreement, from offering or contracting for other demand response capacity delivery agreements; provided, however, that no such other demand response capacity delivery program shall prevent Comverge from complying with its obligations under this Agreement.

23.6 Confidentiality. The Parties agree that the NDA shall govern this Agreement and the exchange and disclosure of Confidential Information, as defined in the NDA; provided, however, that consistent with the NDA it is acknowledged that this Agreement, or portions thereof, may have to be filed with the NMPRC in connection with obtaining the regulatory approval identified in Section 19.2. The Parties shall use best efforts, after discussion with one another, to seek confidential treatment for portions of this Agreement, including without limitation Appendix B and Appendix E, in any such regulatory process.

23.7 Survival of Obligations. Cancellation, expiration or early termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, prior to the term of the applicable statute of limitations, including without limitation confidentiality, remedies or indemnities which obligation shall survive for the period of the applicable statute(s) of limitation.

23.8 Severability. In the event any of the terms, covenants or conditions of this Agreement, its Exhibits, or the application of any such terms, covenants or conditions, shall be held invalid, illegal or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants and conditions of the Agreement and their application not adversely affected thereby shall remain in force and effect.

23.9 Complete Agreement; Amendments. The terms and provisions contained in this Agreement and the NDA constitute the entire agreement between PNM and Comverge with respect to the subject matter hereof and supersede all previous communications, representations or agreements, either oral or written, between PNM and Comverge with respect to the subject matter hereof. This Agreement may be amended, changed, modified or altered, provided that such amendment, change, modification or alteration shall be in writing and signed by both Parties.

23.10 Binding Effect. This Agreement, as it may be amended from time to time, shall be binding upon and inure to the benefit of the Parties’ respective successors-in-interest, legal representatives and assigns.

23.11 Headings. Captions and headings used in the Agreement are for ease of reference only and do not constitute a part of this Agreement.

23.12 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument. All counterparts shall constitute a single instrument.

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23.13 Governing Law. The interpretation and performance of this Agreement and each of its provisions shall be governed and construed in accordance exclusively with the laws of the State of New Mexico without regard to the conflicts of laws provisions of such state.

23.14 Financial Information. Comverge shall provide to PNM all such financial information as PNM may reasonably request from time to time. In addition to any such requested information, Comverge shall deliver to PNM by April 15 of each Program Year a copy of Comverge’s audited consolidated financial statements for the prior Program Year. All statements shall be prepared in accordance with generally accepted accounting principles. Upon becoming listed on a national stock exchange, Comverge shall make available its audited, annual financial statements to PNM at the same time it releases such information publicly.

IN WITNESS WHEREOF, the signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of the date first above stated.

COMVERGE, INC.		PUBLIC SERVICE COMPANY OF NEW MEXICO

By:	/s/ Frank A. Magnotti	By:	/s/ Douglas Hobbs

Name:	Frank A. Magnotti	Name:	Douglas Hobbs
(Type or Print)		(Type or Print)

Title:	President & COO	Title:	Sr. Vice President

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APPENDIX A

CONTRACT CAPACITY

The following table describes the Contract Capacity that Comverge will make available during the Term of the Agreement:

Program Year	Contract Capacity* (MW)
PY 1	10
PY 2	25
PY 3	35
PY 4	38
PY 5	38
PY 6	38
PY 7	38
PY 8	38
PY 9	38
PY 10	38

*	The Contract Capacity is the ***. This method represents the total weighted amount of summer capacity delivered to PNM in each Program Year and is similarly used to calculate monthly capacity payments to Comverge as set out in Appendix B. *** For Program Years 4 through 10, Comverge shall not be paid for any Demand Reduction greater than 62 MW. These maximum amounts may be waived by written agreement of the Parties. For Residential and Small Commercial Participating Facilities, all kW Contract Capacity measurements and determinations will be taken at the central air conditioner compressor unit or end use device using a utility grade meter. For Medium Commercial Participating Facilities, all kW Contract Capacity measurements and determinations will be derived in accordance with the provisions of Appendix E.

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APPENDIX B

PRICING/PAYMENT CALCULATIONS/ SECURITY/ LIQUIDATED DAMAGES/

TERMINATION PAYMENTS

I. Capacity Price Schedule

Program Year	Annual Capacity Price
PY 1	$***/kW-year
PY 2	$***/kW-year
PY 3	$***/kW-year
PY 4	$***/kW-year
PY 5	$***/kW-year
PY 6	$***/kW-year
PY 7	$***/kW-year
PY 8	$***/kW-year
PY 9	$***/kW-year
PY 10	$***/kW-year

Program Year	Monthly Capacity Price
PY 1	$***/kW-month
PY 2	$***/kW-month
PY 3	$***/kW-month
PY 4	$***/kW-month
PY 5	$***/kW-month
PY 6	$***/kW-month
PY 7	$***/kW-month
PY 8	$***/kW-month
PY 9	$***/kW-month
PY 10	$***/kW-month

II. Total Payment Calculations per Program Year: the total Capacity Payments per Program Year equal the sum of the following:

***

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***

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***

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***

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***

III.	***

***

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IV.	***

***

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APPENDIX C

MARKETING, RECRUITMENT AND RETENTION

1.0 Scope of Work. Marketing, recruitment and retention will include all activities required to solicit and retain Participants for the DLCS Program. Activities include, but are not limited to, the development of a Marketing Plan, enrollment and education materials and periodic communications to minimize Participant abandonment. PNM will have final approval of all marketing and recruitment activities pursuant to Article 6. The Program will be evaluated by both Parties annually to monitor customer recruitment and retention.

2.0 Marketing Plan. PNM and Comverge will work together to develop a Marketing Plan as provided in Article 6. PNM and Comverge will agree on the final components of the Marketing Plan. The Marketing Plan will include:

2.1	Identifying and quantifying the target markets.

2.2	Developing a Communications Plan to reach the target markets.

2.3	Developing the concept for marketing collateral.

2.4	The Marketing Plan shall allow Comverge the following channels which may be used (collectively, the “Marketing Channels”):

2.4.1	Monthly Direct Mail,

2.4.2	Quarterly Bill Inserts, if mutually agreed to targets can be selected,

2.4.3	Quarterly Email blast, as customer email addresses are available,

2.4.4	Employee awareness and ambassador program,

2.4.5	Feet-On-The-Street campaigns for residential and commercial customers,

2.4.6	PNM’s Call Center Account Reps cross sell the Program, as time allows as determined by PNM,

2.4.7	PNM’s small and medium commercial account reps and contractors to help support and cross sell the Program, as time allows as determined by PNM,

2.4.8	Radio and Newspaper ads,

2.4.9	PNM to strategically help cross promote the Program via its regular customer touches such as news letters, direct mail, brochures and online information as appropriate and as space is available,

2.4.10	Participation in fairs, events and cause marketing events to promote the Program,

2.4.11	Integrate Program information and signup process developed by Comverge at the PNM website,

2.4.12	Banner Ads on the web - such as at Weather.com based on zip code entry,

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2.4.13	Outbound telemarketing may be used as a channel for selective and targeted recruiting subject to approval of telemarketing script from PNM,

2.4.14	HVACs Partnerships, and

2.4.15	Co-marketing and other marketing channels given PNM approval of Comverge for co-branding.

3.0	Comverge Responsibilities. Comverge agrees to:

3.1 Upon receipt from PNM of the customer list, commence execution of the Marketing Plan and recruiting Prospects. Comverge retains the right to decline certain Prospects based solely on objective circumstances that prevent customer participation such as faulty or dangerous end-use equipment, unsafe working conditions for Comverge employees or low curtailment signal strength or objective criteria regarding load value, such as loads that are not coincident with PNM’s summer peak.

3.2 Assign dedicated Comverge Project management staff to design, develop and distribute all enrollment materials including enrollment operations, education packages and other activities. Project management staff shall provide the following support activities:

•	Coordination and Planning;

•	Prepare Weekly and Ad-Hoc as needed Status Reports;

•	Attend Weekly and Ad Hoc as needed Implementation Meetings (phone); and

•	Attend Meetings when requested by PNM.

3.3 Design and development of the marketing collateral. Comverge will design PNM branded marketing collateral, according to PNM standards and subject to PNM approval pursuant to Article 6, which shall not be unreasonably withheld. Such approval shall include, without limitation, PNM’s right to approve all uses of and references to its logos, trademarks and name. As time is of the essence, PNM will approve all requested materials in accordance with Article 6.

3.4 Mail an initial education package to potential Prospects. The package shall include information that describes how the specific features of the Program will work. The information shall be professionally printed and may include direct mail letters, brochures, free standing inserts, posters and CDs.

3.5 Be responsible for costs associated with a direct mail campaign, including printing and mailing of marketing collateral for the first two (2) iterations of a marketing piece. Additional changes to marketing pieces can be provided at PNM’s expense. In addition to direct mail, Comverge will be responsible for outreach to organizations such as trade associations, Chambers of Commerce and local publications.

3.6 Develop a Participant Enrollment Form. Comverge shall be responsible for obtaining signed participant enrollment forms. In the case that a property is rented, the landlord or tenant, as appropriate, must approve the installation of the device, by signing the form. Once a

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domicile or commercial building is enrolled in the Program, it is assumed that the location continues to be enrolled in the Program unless the device is requested to be removed. In the event that someone moves from the domicile or commercial property, Comverge will notify the new occupant about the device and provide the new occupant the opportunity to leave the Program. If requested by PNM, Comverge will forward original signed Participant enrollment forms to PNM.

3.7 Develop a PNM branded website which will include a comprehensive on-line customer education and enrollment experience.

3.8 Maintain the Customer Call Center to receive and respond to customer inquiries. Comverge will work with PNM and provide example scripting for the call center agents. PNM shall have the opportunity to comment on and approve the scripts, and such comments or approval shall be provided with 15 days of receipt of the final copy. Comverge will work with PNM to identify linkages necessary between call centers.

3.8.1 Call Center Performance Metrics. Comverge shall set up a system to monitor and report to PNM on a regular basis and will perform commercially reasonable efforts to achieve the following call center performance metrics:

3.8.1.1 Answer time. At least 80% of calls, whether direct to Comverge or through PNM’s call center to Comverge, shall be answered within 20 seconds or less;

3.8.1.2. Call abandonment. Fewer than 7% of calls received by Comverge are abandoned once the call goes through.

3.9 Maintain an electronic Customer Contact log of the Facilities interested in participating in the Program and results from the inquiries. The Customer Contact Log shall include Customer Name, Facility Address, Contact Name and Phone number and customer feedback.

3.10 Educate and train PNM’s small and medium commercial account reps and contractors, if any, about the Program so that they can effectively cross sell to their eligible customer base.

3.11 Develop and distribute periodic Participant communications designed to maintain high customer satisfaction and minimize dropout.

3.12 Track various customer incentives in the Comverge Tracking system. At the end of the Control Season, Comverge will create a listing of all customers who are eligible to receive an incentive by incentive type. Comverge will supply this list to PNM within thirty (30) days of the M&V results being accepted by PNM. Upon receipt, PNM will review the customer list, and approve the participants for payment or recommend reasonable changes for approval, within fifteen (15) days of receipt of the list from Comverge.

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3.13 Upon receipt by Comverge of the wire transfer, as defined below in Section 4.15, Comverge shall within thirty (30) days pay Participating Facilities either Residential Incentive Payments or Commercial Incentive Payments, as applicable, and provide the facilities with materials as mutually agreed to by the Parties.

3.14 Comverge will generate a Participating Facility letter and check as required for each customer. The letter will thank customers for participating in the Program and explain the enclosed check. The letter will be in a mutually agreeable format, and PNM will approve all incentive letters prior to the letters being printed. Comverge will insert checks, as required, into the end of year Participating Facility letter. Checks will be issued with instructions stating that they will expire if not cashed within 60 days; however Comverge will honor checks for up to one year. Comverge will include fraud detection. Comverge will create a monthly reports list to include the customer, check number assigned to each payee, and the report will indicate when each check clears. Comverge will reissue checks as requested by PNM utilizing existing processing procedures.

4.0 PNM Marketing Responsibilities. PNM agrees to:

4.1	Approve all Marketing Channels for use by Comverge.

4.2	Provide Comverge with all marketing restrictions with approval of the Marketing Plan.

4.3	Provide Comverge a customer target list from which to recruit customers within thirty (30) days of approval of the Marketing Plan as described in Article 6. This list will include all Customers in the targeted area, including but not limited to Customer Name, Site Address, Mailing Address, NAICS codes (when available), GIS mapping code (when available), email address (when available), and Phone number (where available), and 12-month consumption history (where available), and any appliance information available. This information shall be treated as Confidential Information under the terms of the NDA.

4.4	Provide Updated Target List.

4.5	On a monthly basis provide Customer Target Lists based on input from Comverge with regard to specific data queries.

4.6	Approval of all marketing activities in a timely manner pursuant to Article 6.

4.7	Provide Comverge with use of brand name and logo at no cost to Comverge.

4.8	Provide other activities generally in support of the Program such as references to the Program on PNM’s website and/or on newsletters.

4.9	Authorize PNM branded program name.

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4.10	Approve first six (6) months of marketing activities and collateral based on mutual agreement between PNM and Comverge pursuant to Article 6. Subsequently, Comverge will provide quarterly campaigns to PNM for approval.

4.11	Reimburse costs to Comverge for any marketing collateral, previously approved by PNM, but subsequently cancelled due to change in PNM’s marketing direction, change in name of Program or change in name of company.

4.12	Utilize its public relations team to assist (a) in coordination with local news media for publicity coverage of the Program; (b) Comverge in developing communities of interest and making inroads with local Universities, Schools, Hospitals and elected officials for Program endorsement and signup as appropriate.

4.13	Pay to Comverge by November 1 of any Program Year the following:

4.13.1	Incentive payments for Residential and Small Commercial Participating Facilities: a one-time sign-up bonus of $*** and an annual $*** payment after the first calendar year, or as otherwise mutually agreed, thereafter for so long as such customers remain Participants or for the Term of the Agreement, whichever is shorter (“Residential Incentive Payments”).

4.13.2	Incentive Payments for Medium Commercial Participating Facilities: a one-time sign-up bonus of an average basis of $*** per kW of load reduction capacity and an annual average of $*** per kilowatt payment per customer, or as otherwise mutually agreed, thereafter for so long as such customers remain Participants or for the Term of the Agreement, whichever is shorter (“Commercial Incentive Payments”).

4.13.3	Administrative fee equal to $*** per participant check, letter or notification, plus postage. This price shall increase ***% per year.

4.13.4	Reimburse costs to Comverge for all postage, stop check requests, voided or cancelled checks.

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APPENDIX D

EQUIPMENT INSTALLATION AND MAINTENANCE

SCOPE OF WORK

1.0 Scope of Work. Equipment Installation includes all activities that interface with a Participating Facility from the point of receipt of a signed Customer Enrollment form through verification of commercial operation of the Control Device.

2.0 Head-End Control System (HECS). The HECS will be designed, furnished, supported and maintained by Comverge and/or its subcontractors.

3.0 The HECS shall include the following:

3.1 Master Station. Comverge will provide the master station for the HECS. Comverge will provide the software and hardware to manage the end-use Control Devices installed at the Facilities. The Master Station will be configured pursuant to Appendix H.

3.2 Transmitter Site Equipment. A local paging company will provide the transmitter network. Comverge shall be responsible for obtaining, maintaining and paying for any agreements needed with the paging company.

3.3 Control Devices. Comverge will provide all Control Devices Installation. Control Devices will be designed to switch loads on and off remotely in response to commands from the Master Station. All control devices will be manufactured new for use in the PNM program and will not have been used by any other utility or other load control program.

3.4 Control Device Installation. Comverge shall be responsible for scheduling the installation of the Control Device with the Participant which shall be tracked by the Comverge Business Information System (“BIS”). The BIS shall be utilized to track customer interactions including installations, and the information shall be the basis for programming the switches in the DLCS. Comverge shall also be responsible for resolving any problems with the End-use Equipment that the Participant may have resulting solely from the installation of a Control Device.

4.0 Systems Dispatch. PNM shall be able to operate the load management control center and dispatch the system via a Comverge supplied website. Comverge will maintain the system and be responsible for programming the load management control center to be able to control the End-use Equipment by system, region, substation or circuit. PNM will provide Comverge with an electronic file of the nodal addresses so that Comverge can program the devices.

5.0 Installation Personnel Recruitment. Comverge will recruit all local personnel and subcontractors required as installers and inspectors to have sufficient personnel at all times to

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track Participants signing up and to install according to the proposed installation schedule. PNM will approve marketing in such a manner that Comverge will be able to continue to recruit customers on a monthly basis. If PNM, at its sole option, chooses to cancel marketing or delays approval such that Comverge is unable to market for forty-five (45) days, PNM will pay Comverge an operational fee of $*** monthly to ensure that Comverge can maintain adequate service personnel.

6.0 Installation Training.

6.1 Comverge will provide a comprehensive training and testing program that ensures that each installer knows both the technical and customer service aspects of the job.

6.2 If installation defect trends develop, Comverge’s project manager will take corrective actions including additional training, increasing the number of random audits for that installer, or releasing the installer from the project.

6.3 Comverge’s technicians will not only be trained in the technical side of the installation, but will also be trained and equipped for customer service.

7.0 Installation workmanship, codes and licensing

7.1 Comverge or its subcontractors will become a registered HVAC contracting firm in New Mexico or acquire the necessary licenses.

7.2 Comverge will perform all installations in a professional, workmanlike manner according to the National Electric Code (NEC).

7.3 Comverge will respond to all governmental bodies, as requested by PNM, that are requesting information about the Program, respond to their concerns with meetings and written explanations of the Program, the equipment and installation techniques.

7.4 PNM or its subcontractors will perform all installation of any ancillary monitoring equipment in a workmanlike manner according to the NEC.

7.5 Neither PNM, nor Comverge, nor their subcontractors will disable, interfere with, or alter the installation of the other Party’s equipment unless the Parties believe that the installation is a danger to the occupants of the domicile. Any alteration will be brought to the other Party’s attention within 24 hours.

8.0 Tracking of Components. Comverge will provide:

8.1 A database system that will target, enroll and track customers through the Term of the Agreement.

8.2 The system will begin tracking the customer when phone center personnel complete an enrollment record for a client.

8.3 The system will produce work orders for the routes and the technicians will install the devices.

8.4 Once the device has been installed, the work order will be entered with the information from the device installation and this information will be tracked.

8.5 As other operations become necessary such as temporary or permanent removal, quality control inspections or service calls, the system will track these additional events and send this information to PNM as required.

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8.6 The systems will also track “could not install” cases and device inventory.

8.7 Comverge will supply management reports, and audit trail features, from these systems on a periodic basis.

9.0 Participating Facility Equipment Installation. For any installations, Comverge will:

9.1 Inspect and make minor repairs to the air conditioning units at no charge in order to meet electrical code before devices can be installed.

9.2 Install all devices and necessary components for the Program.

9.3 Provide and apply a label on each device indicating the DLCS component and a number to call for customer service and support.

9.4 Record a serial number from each Control Device installed by removing the “bar-code label” from the front of the device and attaching the label to the work-order.

9.5 Provide work order copies for each installed unit on a monthly basis (if requested) as part of project documentation.

9.6 Mount the Control Device in a location that provides access to the air conditioning wiring with the least effect on aesthetics while allowing proper functioning of the devices.

9.7 Make equipment installations in such a manner as to minimize alterations to the current structure.

9.8 Install conduit, junction boxes and connectors to comply with applicable building codes and the National Electric Code.

9.9 Verify that the air conditioning and DLC units function correctly.

10.0 Customer Service Telephone and Dispatch Support. Comverge will:

10.1 Staff the telephone center with HVAC-knowledgeable Customer Service Representatives, who have received detailed training on problem resolution over the telephone, from 8:00 am – 6:00 pm (Mountain Time). Continue staffing call center on days of a curtailment event until one hour after the event has concluded.

10.2 Use an answering service after hours.

10.3 Designate a service technician, who may be reached by the answering service by pager, as “on-call” for after hours.

10.4 Provide each telephone workstation with a computer allowing access to the customer database, tracking system and dispatch software.

10.5 Attempt to solve any problems over the phone by asking the customer a series of scripted questions about the problem.

10.6 If the problem cannot be solved over the phone, dispatch a service technician.

10.7 Have the service technician make a service call to the Participant’s site (within 24 hours).

10.8 If the inspection reveals that the problem is with the appliance, the technician will recommend the customer call an HVAC contractor.

10.9 If the installation caused the breakdown, repair the appliance as soon as reasonably possible.

10.10 Report the outcome of the visit by entering all relevant information into the tracking system.

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10.11 Deactivate equipment immediately upon customer request and schedule equipment removal, if necessary.

10.12 Print a new work order and dispatch a service technician to remove the device if necessary. The technician will remove the equipment and restore any modifications to the customer’s premises and note such changes in the BIS.

10.13 Provide periodic repair reports to PNM’s project manager as requested.

10.14 Track the resolution of customers’ complaints. Notify PNM immediately of any customer complaints or claims for damages that are not resolved.

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APPENDIX E

MEASUREMENT AND VERIFICATION PROGRAM

COMVERGE’S CONFIDENTIAL TRADE SECRETS

1.0 Project Summary

This document has been prepared to detail the purpose and procedures of the M&V program which is based upon the current IPMV protocol, the industry recognized approach for demonstrating that the DLCS can deliver the Contracted Capacity. This M&V program will, for Residential and Small Commercial Customers, include the installation of an appropriate number of monitoring devices (a valid sample) to ensure a 90/10 acceptable confidence/precision level derived from observed measurements. These devices will monitor the use and curtailment of the air conditioning units or similar devices being controlled. The results of the program, its conclusions concerning the amount of Demand Reduction per installed switch or other devices, and the number of devices installed will be the basis to determine the payments provided for in this Agreement. Furthermore, Comverge can deliver metering data to the client on 5-minute interval basis. For Medium Commercial Participating Facilities, Comverge will not use a sampling methodology, but will use instead the methods described below in this Appendix E. A system overview of the Comverge metering system and its integration with a client’s system is shown below:

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As shown above, the Comverge solution is based on the following elements:

•	M&V Data to be delivered to PNM in near real-time (estimated to be within an hour) with 5 minute data using mutually agreed format and an FTP file transfer process as outlined by PNM.

•

Dispatch Event notification by PNM via the Comverge control website process. The instruction set from the website (or alternatively from a call) will be used to trigger the Dispatch of the Comverge DLCS according to the parameters agreed to by the parties.

2.0 Demand Response Measure Description for Residential and Small Commercial Participating Facilities

With regard to specific program activities, Comverge has developed an approach that will ensure installation of the statistically valid number of end-use metering points that will be installed in time to collect data for the Control Seasons. The M&V plan is similar to ones that have been used on other Direct Load Control programs, such as Comverge’s Virtual Peaking Capacity programs at Utah Power, at ISO-NE, and at San Diego Gas & Electric.

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Comverge’s plan includes establishing project objectives, a sample design and sample frame, timeline, desired meter communication strategy, and desired results format/segmentation.

Comverge will provide PNM with progress reports throughout the duration of this project and will maintain regular communication with PNM as needed. Comverge believes that the success of this project will be tied to the establishment of open and regular dialog and communication amongst the project team and the project sponsors.

A sample design will be prepared, consisting of residential and commercial customers enrolled in the Program. Participation matrices will be prepared and market segments with high participation levels will most likely be targeted, with a desired number of participants by segment described in a sample design memo delivered by Comverge. Segmentation can take into account utility usage, levels, participant class, as well as other factors.

Comverge will annually review these parameters with PNM and when the Parties agree to the sample design, Comverge will proceed to implement the plan according to the agreed equipment specifications. After the first Program Year, the sample will be rotated with such rotation limited to *** percent (***%) of the previous year’s sample population.

3.0 Demand Response Equipment Specifications and Documentation

All kW power measurements (End Use Meter Data) will be taken at the central air conditioner compressor unit or end use device using a utility grade meter. Accuracies of under ±2% are achieved with field-installed devices.

Dedicated phone lines and/or cellular communications will be used to maximize data quality and minimize missing data and recorder communication problems. Although shared lines are a reduced-cost option, Comverge intends to use dedicated communications systems to ensure high quality data collection and minimize necessary repairs on recorders.

During the Control Season, data will be collected regularly from each site, at least every half hour. An analysis of the initial End Use Meter data at Comverge’s collection workstations will be made to ensure that the meters are working properly. Work orders are provided to the installers to correct any deficiencies. Any meter or communications problems will be fixed as soon as possible.

Comverge will record End Use Meter Data every 5-minutes from each metering point and during Program Events deliver the calculated interruption to Comverge’s control center as well as an alternative destination point if desired by PNM. Data records will be aggregated according to Comverge’s asset aggregation model in the response.

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A comprehensive analysis will be completed by October 15 of each Program Year to determine the actual amount available for Demand Reduction that year, which shall apply as the kW Factor pursuant to Appendix B. This will be done through a defined, industry acceptable standard for sampling and deriving information gained in the sample and per the methodology defined herein.

All analysis will be done according to the AEIC Load Research Guide, which has become the industry standard for load research applications including sampling and experimental design, special metering and analysis for evaluations.

The Parties will review the report and the calculations utilized. Other data and measurement studies may be utilized as reference material by mutual agreement of the Parties. The Parties will review all data and agree in writing to the final number as set out in Section 6.2 of this Appendix E.

4.0 Measurement and Monitoring Strategy

The purpose of M&V is to derive a measured value of sample unit capacity during the peak load for installed Control Device for each of the two focused segments of this Program — (1) residential and small commercial and (2) medium commercial. These measured values are then multiplied by the number of installed Control Devices or by the number of Participating Facilities during Program Events to determine the total load controlled for the population.

4.1 Reporting

Testing and data collection (as described above) continue for each Program Year. All data, including log files, are made available to both Parties upon request. Comverge proposes that both Comverge and PNM maintain an ‘open book’ policy on all data collection activities and raw data gathered.

An annual report assessing system impacts will be delivered to PNM no later than October 15 throughout each of the Program Years.

4.2 Monitoring Parameters and Variables:

4.2.1 In order to verify Demand Reduction obtained from the Program, Comverge proposes a statistical evaluation of Program Demand Reduction for the Residential and Small Commercial segment. Comverge proposes the following processes to establish the amount of Demand Reduction during M&V Events for Residential and Small Commercial Participating Facilities:

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4.2.2 ***

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4.3 Monitoring Interval and Period:

Data collection will occur annually over the period June 1 – September 30, capturing usage during the Control Season. Data will be downloaded from the meters daily, and will be validated as it is received. Validation will include an assessment of observed connected load and analysis of individual load shapes, in addition to spike and range checks. The data will be collected in 5 minute intervals.

4.4 Measurement Equipment Specifications:

Comverge will use Landis+Gyr S4e or equivalent meters for accumulating pulses from the PNM pulse outputs.

4.5 Measurement Data Validation, Editing and Estimating Plan:

Comverge will:

•	Perform measurements on participating domiciles / facilities for each year the Program is operational

•	Provide preliminary data from M&V Events *** Business Days of the close of the previous Control Season Month.

5.0 Statistical Sampling Plan for Residential and Small Commercial Facilities:

5.1 Description of Population(s)

The targeted population is Control Devices installed pursuant to the Program.

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5.2 Sample Size

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6.0 Reporting:

There will be two major Deliverables each Program Year. A preseason report will be provided which documents the PNM and Comverge agreements on the sampling plan and M&V deployment plan for the upcoming Control Season. This report must be finalized to support spring installation activities. The post season report provides detailed documentation of the results for curtailment during the Control Season. This report must be finalized to support invoicing at the end of the first month following the Control Season.

6.1 Pre Season Report

6.1.1 Comverge shall provide this report to PNM at least sixty days prior to the start of the Control Season.

6.1.2 PNM will provide Comverge with written acceptance of this plan within ten (10) days of receipt of the plan. This is currently expected to be around April 11th of each Program Year.

6.1.3 This program report shall include the following items:

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6.2 Post Season Report

6.2.1 Comverge shall provide this report to PNM within fifteen days of the conclusion of the Control Season. This is expected to be October 15th following each Program Year.

6.2.2 PNM will provide Comverge with written acceptance of the results of this report within ten (10) days of the receipt of this report. This is expected to be October 25th following each Program Year. PNM’s provision of this written acceptance by October 25 is contingent on Comverge having provided PNM with data in accordance with Section 4.5 of this Appendix E.

6.2.3 This report shall include the following items:

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APPENDIX F

NOTICES

If to Comverge:	Comverge, Inc.
120 Eagle Rock Avenue, Suite 190
East Hanover, NJ 07936
Attention: Frank Evans
Fax: (973) 884-3503

If to PNM:	Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158
(street address 414 Silver Ave. SW, Albuquerque, NM 87102)
Attention: Steven Bean, Manager, Energy Efficiency Programs
Fax: (505) 241-4369

with a copy to:

Secretary
Public Service Company of New Mexico
Alvarado Square
Albuquerque, NM 87158

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APPENDIX G

INSURANCE

Type of Insurance	Minimum Limits of Coverage
1. Commercial General Liability	$1,000,000 each occurrence and in the aggregate

CGL insurance shall cover liability arising from premises, operations, independent contractors, products/completed operations, contracts, property damage, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract), all with limits as specified above. There shall be no endorsement or modification of the insurance limiting the scope of coverage for liability arising from explosion, collapse, or underground property damage.

2. Business Automobile Liability	$1,000,000 combined single limit (each accident), including all Owned, Non-Owned, Hired and Leased Autos

3. Workers Compensation, including statutory requirements.

4. Employers Liability	$1,000,000 each accident for bodily injury by accident, or $1,000,000 each employee for bodily injury by disease.

5. “Umbrella or Excess Liability” insurance with a limit per occurrence and in the aggregate of Five Million ($5,000,000).

Comverge shall ensure that the insurance policies required above provide:

(i)	Insurance required in 1, 2 and 5 above shall include PNM, and its officers, directors, employees and agents as additional insureds.

(ii)	Such insurance as afforded by this policy for the benefit of PNM, shall be primary as respects any claims, losses, damages, expenses, or liabilities arising out of this Agreement, and insured hereunder, and any insurance or self insurance carried by PNM, shall be excess of and noncontributing with insurance afforded by this policy.

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(iii)	The commercial umbrella liability policy shall provide coverage excess of, and shall drop down in the event the underlying CGL, Business Automobile Liability, and Employers Liability insurance policy limits are exhausted due to claims during the policy term.

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APPENDIX H

SOFTWARE

The Parties hereby agree as follows:

1.	SOFTWARE LICENSE AND TERMS

1.1 License Grant: It is generally contemplated that all Software, as defined in the attached Scope of Work, including without limitation field applications, or other proprietary licensed products, utilized and/or necessary for the performance of and receipt of the Services (the “Software”) shall be used by and run on the hardware systems owned by Comverge. All descriptions of the Software, reports generated by the Software, or additional Software related documents are collectively referred herein as “Software Documentation”. To the extent that PNM is required to Use, as defined below, any of Comverge’s Software or Software Documentation, subject to the conditions set forth herein and the attached Exhibits and Schedules, Comverge hereby grants to PNM, and PNM accepts from Comverge for the Term of this Agreement (unless terminated as stated herein and therein, respectively), a non-exclusive, non-transferable right to Use the Software and Software Documentation as specified herein, installed on the equipment as negotiated by Comverge and PNM, solely in connection with Comverge’s Direct Load Control System. Comverge shall retain ownership of all Software, equipment, and Software Documentation. Such license shall be assignable in connection with any assignment of this Agreement and pursuant to such assignee agreeing to the terms contained herein.

1.2 Use Restrictions: The term “Use” solely means restricted internet access to the Software’s web based connection by specific SDO only for the purpose of instituting a Dispatch Event. PNM hereby understands and agrees that (i) PNM shall have no right to copy the Software or any software documentation, except as permitted under the Agreement; (ii) notwithstanding the foregoing, PNM is authorized to make a reasonable number of copies of documentation for the Software as is necessary for PNM’s use of the Software pursuant to the terms of this Agreement; (iii) PNM may not modify the Software or merge the same into software that is not provided by Comverge without the prior written consent of Comverge; (iv) PNM shall prevent unauthorized use or unauthorized access to Software, (v) PNM will only use the Software as provided for in this Agreement, and (vi) upon termination of the Agreement or any license granted hereunder PNM shall promptly return any access rights, pass codes, Software Documentation, any Software related applications or products, or any resulting merger software and PNM shall have no right thereafter to Use the Software or any portion thereof.

2.	MAINTENANCE

2.1 Comverge shall maintain the Software and DLCS. Comverge shall provide such repair services and replacement parts as are necessary to keep the DLCS

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operating in accordance with the requirements of this Agreement during the operational period as defined in the this Agreement, at no additional cost to PNM.

2.2 If, as a result of maintenance or service performed pursuant to this Section, Comverge concludes that the problem results from a Software or system failure, and that the system’s use is materially affected thereby, then Comverge shall immediately commence correction procedures on such Software.

3.	ACCEPTANCE

3.1 PNM shall conduct an initial test as determined by the Parties to determine if the system performs substantially in accordance with its capability to perform Demand Reduction. PNM shall notify Comverge, in writing, of its acceptance of the DLCS or specify in reasonable detail those deficiencies which PNM deems unacceptable within thirty (30) days of notice of DLCS test completion. Comverge shall notify PNM in writing when the deficiencies have been corrected. PNM shall have fifteen (15) days to respond otherwise system shall be deemed acceptable. System acceptance shall not be unreasonably withheld.

3.2 Comverge agrees that it will correct any nonconformities of the DLCS to the requirements of this Agreement (“System Flaws”) in the Software and any revisions to the Software which are reported to Comverge by PNM.

4.	TRAINING

Training sessions will be conducted and shall include hands-on training utilizing trainers describing and demonstrating function, activation and application of the DLCS. Two (2) training sessions will be conducted, one each in April and May of each Program Year.

5.	PNM RULES

5.1 Comverge, when on PNM property, shall conduct its operations in strict observation of access routes, entrance gates or doors, parking and temporary storage areas as designated by PNM. Under no circumstances shall any of Comverge’s personnel, vehicles or equipment enter, move or be stored upon any area not authorized by PNM.

5.2 Comverge shall abide by all PNM security procedures, rules and regulations, and cooperate with PNM Security personnel whenever on PNM premises, as provided by PNM prior to such visit to the premises.

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6.	OWNERSHIP OF INTELLECTUAL PROPERTY; CONFIDENTIALITY

6.1 As the owner of the DLCS, Comverge shall retain all rights to intellectual property thereof.

6.2 PNM acknowledges and agrees that Comverge owns all proprietary rights, including patent, copyright, trade secret, trademark and other such proprietary rights, in and to the DLCS, Software and Software documentation and any corrections, remedial modifications, maintenance upgrades, updates or the other modifications, including custom modifications to the Software whether made by Comverge, PNM or any third party.

6.3 Except as permitted pursuant to this Agreement, PNM hereby acknowledges and agrees that: (i) the DLCS, Software, the Software Documentation, access rights to the Software, and all related documents and all copies thereof are Comverge’s exclusive property and constitute a valuable TRADE SECRET of Comverge (“Proprietary Information”), which PNM may not disclose or make available to third parties without being previously approved in writing by Comverge; (ii) PNM shall hold the Proprietary Information, including, without limitation, any methods or concepts utilized therein, in strict confidence for the sole benefit of Comverge; (iii) PNM shall not reproduce, copy or modify the Proprietary Information in whole or in part, except as authorized by Comverge in writing; (iv) PNM hereby agrees that, during the Term of this Agreement and at all times thereafter, PNM and its employees shall maintain the confidentiality of the Proprietary Information, and PNM shall not sell, license, publish, display, distribute, disclose or otherwise make the Proprietary Information available to any third party or attempt to (or allow any third-party to attempt to) reverse engineer, decompile or disassemble or otherwise attempt to derive the source code for the operation of the Proprietary Information, or to decode, de-encrypt, decrypt or engineer around any measures contained in the Proprietary Information; (v) PNM shall not alter in any way the database schema without the expressed written consent of Comverge; (vi) PNM shall issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy PNM’s obligations under this Section 6.3; (vii) any use or disclosure of the Proprietary Information in violation of this Section 6.3 may seriously and irreparably impair and damage Comverge’s business; and (viii) upon any termination or cancellation of the Agreement, PNM shall, if requested by Comverge, forthwith return to Comverge, or with Comverge’s written consent destroy, any access rights, passwords, magnetic tape, disc, semiconductor device or other memory device or system and/or documentation or other material including, but not limited to, all printed material furnished by Comverge to PNM.

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Scope of Work

1.0	Introduction

This Scope of Work describes Comverge’s PowerCAMP™ software system (“Software”) and the practices and guidelines that both Parties shall use to carry out their respective responsibilities according to Appendix H.

Comverge shall supply the PowerCAMP™ and provide access to PNM via the web using a standard web browser. Accessing the PowerCAMP™ does not require the use of Comverge software or equipment.

As owner of the Software, Comverge may, at its sole discretion, change the architecture to ensure a more robust, stable or secure network environment, or create improvements to the website architecture to provide more enhanced services to PNM.

2.0	Responsibilities

2.1 Comverge Responsibilities: Comverge shall use good industry practices to design, deploy, operate, manage, and maintain this DLCS. Comverge will supply all equipment and services to ramp up to the Demand Reduction over the periods described in Appendix A, and then operate and maintain the system for the period specified by the terms of the Program.

2.1.1 Comverge will be responsible for configuring and programming the Software to be able to control specific appliances by system, by region, by substation or by circuit according to the parameters established by PNM.

2.1.2 Comverge will provide PNM access to the Software through a web-based application interface over the Internet between PNM’s System Operations Center and the Comverge facility. Alternatively, Comverge will activate the system as directed by PNM though a telephone call, fax, or e-mail.

2.1.3 Comverge will create logon id’s and initial passwords for personnel designated by PNM to have access to the Software. Comverge will send these to the appropriate PNM personnel via the mail.

2.1.4 Comverge will provide password resets to authorized PNM personnel following a two (2) step verification process.

2.2 PNM Responsibilities: This section defines the responsibilities that PNM has regarding the design, implementation, and ongoing support of the Software.

2.2.1 PNM shall provide to Comverge the customer data necessary to set up and maintain current and accurate information used by the Software.

2.2.2 PNM shall determine the scheduling, groups, and activation of the Software in dispatching test and Dispatch Events. PNM SDO shall have the right to determine the Dispatch control of the Participating Facilities according to the operating parameters defined by the Dispatch Event set forth in this Agreement.

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2.2.3 PNM shall Dispatch events.

2.2.4 PNM shall provide Personal Computers with internet connectivity and Microsoft Internet Explorer (v.5.5 or above) at their system operations center to enable users to log into the PowerCAMPTM via the web interface.

2.2.5 PNM will notify Comverge who should have access to the system. Any Dispatch Event scheduled by PNM personnel with a valid logon id and password shall be considered a valid event.

2.2.6 PNM will promptly notify Comverge in writing of personnel who should no longer have access, and Comverge will work to promptly ensure that access is no longer allowed by those users.

3.0	System Description

The DLCS is a network consisting of devices which are remotely controlled over RF transmission equipment by the PowerCAMPTM Software or equivalent. PNM shall have access to the PowerCAMP™ LMS (as defined below) via the web interface.

The PowerCAMPTM LMS shall include the software and hardware necessary to manage the Control Devices installed at the End-use Equipment at Participating Facilities.

The PowerCAMPTM LMS includes Comverge’s PowerCAMPTM Server and PowerCAMPTM Suite, networking equipment, and third party software.

PowerCAMPTM LMS Hardware

a.	PowerCAMPTM LMS Servers – Two (Primary and Secondary)

b.	Rack-mounted Dell PowerEdge servers for scalable expansion.

c.	Disks in RAID mode for fault tolerance and high availability

PowerCAMPTM LMS Software

a.	Comverge’s PowerCAMPTM LMS (LMS) Software – Visual Basic, Microsoft Jet DB Engine

b.	Comverge PowerCAMPTM LMS Web Interface – Apache/Tomcat on Microsoft SQL Server

4.0	Web Interface

4.1 Help Feature. Help may be accessed by clicking on the Customer Service button near the bottom of the main PowerCAMPTM screen.

4.2 Logging into Web Control Application. Users log into the LMS via a secure Web interface. Comverge initially creates usernames and pre-expired passwords for an authorized list of PNM users. Users will be forced to change their password upon first login. Passwords will have a 90-day expiration cycle.

4.3 Creating a Load Control Schedule. PNM will have the ability to create a demand response schedule, using the PowerCAMPTM web interface.

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4.4 Scheduling Dispatch Events. Once a schedule has been created, PNM may then submit that schedule to the Software to be activated as a Dispatch Event. Within minutes the system will process the schedule and updated system status will be available.

4.5 Dispatching Dispatch Events. Once a Dispatch Event has been scheduled by PNM the Software will execute that Dispatch Event by dispatching control commands via the RF network to the DCUs connected to the Participating Facility’s A/C unit. Once the Software issues the Dispatch Event all Participating Facilities will be controlled within 10 minutes.

The Status field shows the current status of each scheduled event, which can be any of the following:

Status	Description

Inactive	No schedule submitted

Pending	Schedule was submitted, but load control has not begun

Executing	The system is under load control as specified in the schedule

Done	The system finished executing the load control schedule

Restoring	After executing the schedule, the system is updating the database

Error	There was error in processing this schedule

5.0	Security

5.1 Physical Security. Comverge has controls in place to provide reasonable assurance that physical security over computer and network files, programs, and data is restricted to authorized individuals. Servers and network equipment hosting PNM data will be located in a locked cabinet in a class-1 data center. Key access to cabinet is restricted to Comverge approved personnel. Data center uses badge scans AND biometric (fingerprint) identification to authorization / authentication.

5.2 Network Security. Comverge will work to ensure that incoming connections from Comverge will not compromise the overall security posture of the PNM network perimeter. Steps include:

5.2.1	Data transfer between PNM and Comverge will be at least 3DES 168 bit encryption using PGP.

5.2.2	Comverge SFTP servers sit behind the Comverge firewall. Access is authenticated using a public/private key pair generated on the server by Comverge.

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5.2.3	Comverge will use dedicated application servers in the Data Center to process data from PNM.

5.2.4	Comverge uses a Cisco PIX firewall with Intrusion Detection Monitoring and uses known best practices for firewall configuration.

5.2.5	Comverge will provide any Secret keys used for encryption and/or authentication to the PNM IP Manager or a trusted third party approved by PNM. All encryption algorithms used in the processing, transmission, or storage of PNM data will be disclosed and approved by PNM’s information protection manager.

5.3 Network Redundancy. Comverge will provide reasonable assurance that capacity thresholds are maintained above current network utilization and those operations can continue in the event of unplanned disruptions. Primary and back-up server will be hosted out of hosting facility. The data center has network redundancy built in through multiple carriers. Comverge can host a third cold-backup server at a remote location which can be brought up in case of an emergency.

5.4 Network Back-Up & Recovery. Comverge will perform daily backups. Weekly backups will be stored in an off-site secure facility and verifiable by a trusted third party.

5.4.1	System configurations backed up on a regular basis and stored off-site.

5.4.2	The DLCS shall contain primary and secondary server.

5.4.3	Node configurations are kept consistent on both machines.

5.4.4	Secondary server is in warm-failover mode and can be brought up at any time.

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